EXHIBIT 99.1

First Mid Bancshares, Inc. Announces Third Quarter 2019 Results

MATTOON, Ill., Oct. 24, 2019 (GLOBE NEWSWIRE) -- First Mid Bancshares, Inc. (NASDAQ: FMBH) (the “Company”) today announced its financial results for the quarter and year-to-date period ended September 30, 2019.

Highlights

  Quarterly net income of $11.7 million, or $0.70 diluted earnings per share
  Strong loan growth for the quarter of $77.0 million, or 3.0%
  Repurchased over $1.1 million worth of outstanding shares during the quarter
  Redeemed $10.3 million trust preferred debt issuance in early October
  Board approves 11.1% increase to December semi-annual dividend

“The second half of the year started very strong with 3.0% loan growth in the quarter,” said Joe Dively, Chairman and Chief Executive Officer.  “Early signs for the fourth quarter are continuing on a positive trend helping make up for the softer first half of the year.  Despite higher than normal provision expense partially tied to loan growth, we delivered solid earnings for the third quarter.  In addition, we executed on our capital management strategy with a combination of stock repurchases and debt redemption.”

“Noninterest income continues to be a differentiator for us representing over 30% of our year-to-date revenues.  A prime example of that success was the recent recognition where First Mid Insurance Group was named a top performing agency by the Independent Insurance Agents and Brokers of America.  In addition, our lending, wealth management and insurance teams have never worked more closely to address the needs of the combined customer base,” Dively concluded.

Net Interest Income

Net interest income for the third quarter of 2019 decreased by $0.2 million, or 0.6% compared to the second quarter of 2019.  While interest income was flat, interest expenses increased on higher deposit costs.  The current quarter included $2.6 million in accretion income, which was flat compared to the prior quarter.

In comparison to the third quarter of 2018, net interest income increased by $1.0 million, or 3.4%.  The increase was primarily attributable to the acquisition of SCB Bancorp, Inc. (“Soy Capital”), which closed on November 15, 2018.

Net Interest Margin

Net interest margin, on a tax equivalent basis, was 3.60% for the third quarter of 2019 compared to 3.64% in the prior quarter.  The decrease was primarily driven by higher funding costs from seasonal movement of demand deposit balances and higher CD costs.  Loan yields declined one basis point on a reduction to floating rate loans from the Federal Reserve rate cuts in the quarter, which was almost completely offset by loan growth.  Given our strong cash and capital position, the Company redeemed its most expensive trust preferred debt issuance in early October.  The $10.3 million borrowing was at 3-month LIBOR plus 280 basis points and the redemption will help lower interest expense moving forward.

In comparison to the third quarter of 2018, net interest margin decreased by 29 basis points.  The year-over-year decrease in the ratio was primarily due to the inclusion of Soy Capital’s lower net interest margin and higher funding costs in a more competitive and challenging interest rate environment.

Loan Portfolio

Total loans ended the quarter at $2.62 billion, representing an increase of $77.0 million, or 3.0% compared to the prior quarter.  The increase was primarily in commercial real estate and commercial and industrial loans.  With respect to agriculture operating loans, which represent 4.6% of outstanding loans, First Mid continues to monitor cash flows closely.  Harvest is underway and initial signs reflect cash flows in line with estimates developed early in the spring for a majority of the Company’s borrowers.  Generally, while yields are lower, prices and subsidies are higher.  First Mid has minimal exposure to the cattle and dairy sector.

Loans increased by $223.4 million, or 9.3%, compared to the third quarter of last year through a combination of both organic and acquisition related growth.

Asset Quality

At September 30, 2019, nonperforming loans were 0.92% of total loans, allowance for loan losses was 1.02% of total loans, and the allowance for loan losses to non-performing loans was 110.5%.  Non-performing loans declined from the previous quarter by $1.6 million to $24.2 million.  Excluding outstanding acquired loans, the allowance for loan losses to total loans was 1.33%.

Net charge-offs were $2.3 million during the third quarter with $0.7 million of this total tied to a single credit.  This was an acquired loan and the offsetting discount was accreted to income.  The Company recorded provision expense of $2.7 million during the third quarter compared to $0.1 million in the second quarter of 2019 and $2.6 million in the third quarter of last year.  Excluding the previously mentioned individual charge-off, the increase in provision expense was mostly driven by loan growth.

Deposits

Total deposits at September 30, 2019 were $2.99 billion, a decrease of $23.6 million in the quarter.  Repurchase agreements with customers increased by $22.3 million in the third quarter.  Despite the Company reducing rates in certain products based on the Federal Reserve rate cuts, it has been successful in maintaining deposit relationships.  The Company’s average rate on cost of funds was 0.79% for the quarter compared to 0.76% in the second quarter and 0.46% in the third quarter of 2018.

Noninterest Income

Noninterest income for the third quarter of 2019 was $12.9 million compared to $13.6 million in the second quarter.  The decrease was primarily driven by the seasonality of the insurance division and the wealth management real estate brokerage sales.  Revenues in other noninterest fee income categories increased mostly due to mortgage banking.

Noninterest income increased $5.0 million compared to the third quarter of last year due to a combination of both organic and acquisition growth.

Noninterest Expenses

Noninterest expense for the third quarter totaled $25.9 million compared to $30.2 million in the second quarter.  The second quarter included $2.4 million in acquisition related costs and $0.4 million in expense related to a fair value impairment on mortgage servicing rights.  Excluding these items, noninterest expenses decreased $1.5 million in the period, primarily tied to the full quarter of cost saves for the Soy Capital acquisition, lower noninterest income, and a small bank assessment credit from the FDIC.

Noninterest expense was $1.4 million higher than the third quarter of 2018.  The increase is primarily due to the addition of Soy Capital, partially offset by lower acquisition costs.  The Company’s efficiency ratio, on a tax equivalent basis, for the third quarter 2019 was 54.7% compared to 61.6% for the same period last year.

Regulatory Capital Levels and Dividend

The Company’s capital levels remained comfortably above the “well capitalized” levels and ended the period as follows:

Total capital to risk-weighted assets Tier 1 capital to risk-weighted assets Common equity tier 1 capital to risk-weighted assets Leverage ratio	15.30% 14.39% 13.39% 11.38%

The Company’s Board of Directors approved its next semi-annual dividend in the amount of $0.40, representing an increase of 11.1%.  The dividend is payable on December 13, 2019 for shareholders of record on November 29, 2019.

Capital Markets

On August 16, 2019, the Company adopted a repurchase plan under Rule 10b5-1 and Rule 10b-18 of the Securities Exchange Act of 1934, as amended.  During the quarter, the Company repurchased $1.1 million, or 35,427 shares.  The Company has approximately $5.1 million in remaining capacity under the plan.

Under the previously announced ‘at-the-market’ equity offering, the Company did not sell any shares during the current quarter.

About Us: First Mid Bancshares, Inc. (“First Mid”) is the parent company of First Mid Bank & Trust, N.A., First Mid Insurance Group, Inc. and First Mid Wealth Management Co.  Our mission is to fulfill the financial needs of our communities with exceptional personal service, professionalism and integrity, and deliver meaningful value and results for our customers and shareholders.

First Mid is a $3.8 billion community-focused organization that provides a full-suite of financial services including banking, wealth management, brokerage, Ag services, and insurance through a sizeable network of locations throughout Illinois and eastern Missouri and a loan production office in the greater Indianapolis area.  Together, our First Mid team takes great pride in their work and their ability to serve our customers well over the last 154 years.

More information about the Company is available on our website at www.firstmid.com.  Our stock is traded in The NASDAQ Stock Market LLC under the ticker symbol “FMBH”.

Non-GAAP Measures:  In addition to reports presented in accordance with generally accepted accounting principles (“GAAP”), this release contains certain non-GAAP financial measures.  The Company believes that such non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance.  Readers of this release, however, are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.  These non-GAAP financial measures are detailed as supplemental tables and include “Net Interest Margin, tax equivalent,” “Tangible Book Value per Common Share,” and “Common Equity Tier 1 Capital to Risk Weighted Assets”.  While the Company believes these non-GAAP financial measures provide investors with a broader understanding of the capital adequacy, funding profile and financial trends of the Company, this information should be considered as supplemental in nature and not as a substitute to the related financial information prepared in accordance with GAAP.  These non-GAAP financial measures may also differ from the similar measures presented by other companies.

Forward Looking Statements:  This document may contain certain forward-looking statements about First Mid, such as discussions of First Mid’s pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. First Mid intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1955. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of First Mid, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including, among other things, changes in interest rates; general economic conditions and those in the market areas of First Mid; legislative/regulatory changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of First Mid’s loan or investment portfolios and the valuation of those investment portfolios; demand for loan products; deposit flows; competition, demand for financial services in the market areas of First Mid; and accounting principles, policies and guidelines. Additional information concerning First Mid, including additional factors and risks that could materially affect First Mid’s financial results, are included in First Mid’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Reports on Form 10-K. Forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Investor Contact:
Aaron Holt
VP, Shareholder Relations
217-258-0463
aholt@firstmid.com

- Tables Follow –

FIRST MID BANCSHARES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)
	As of

	September 30,	December 31,	September 30,
	2019	2018	2018

Assets
Cash and cash equivalents	$108,229	$141,400	$64,485
Investment securities	811,573	769,279	670,672
Loans (including loans held for sale)	2,623,558	2,644,519	2,400,160
Less allowance for loan losses	(26,741)	(26,189)	(23,839)
Net loans	2,596,817	2,618,330	2,376,321
Premises and equipment, net	59,724	59,117	47,327
Goodwill and intangibles, net	134,461	139,097	102,014
Bank owned life insurance	66,786	65,484	51,443
Other assets	60,139	47,027	43,215
Total assets	$3,837,729	$3,839,734	$3,355,477

Liabilities and Stockholders' Equity
Deposits:
Non-interest bearing	$596,518	$575,784	$493,935
Interest bearing	2,392,407	2,412,902	2,157,462
Total deposits	2,988,925	2,988,686	2,651,397
Repurchase agreement with customers	174,530	192,330	98,875
Other borrowings	80,862	127,469	150,236
Junior subordinated debentures	29,126	29,000	28,958
Other liabilities	42,327	26,385	9,178
Total liabilities	3,315,770	3,363,870	2,938,644

Total stockholders' equity	521,959	475,864	416,833
Total liabilities and stockholders' equity	$3,837,729	$3,839,734	$3,355,477

FIRST MID BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Interest income:
Interest and fees on loans	$31,976	$28,850	$95,619	$75,219
Interest on investment securities	5,297	4,511	15,942	13,271
Interest on federal funds sold & other deposits	305	127	1,639	287
Total interest income	37,578	33,488	113,200	88,777
Interest expense:
Interest on deposits	5,174	2,217	14,492	5,149
Interest on securities sold under agreements to repurchase	196	72	671	196
Interest on other borrowings	691	707	2,111	1,683
Interest on subordinated debt	392	405	1,236	1,013
Total interest expense	6,453	3,401	18,510	8,041
Net interest income	31,125	30,087	94,690	80,736
Provision for loan losses	2,658	2,551	3,696	5,483
Net interest income after provision for loan	28,467	27,536	90,994	75,253
Non-interest income:
Wealth management revenues	3,311	1,579	10,543	4,920
Insurance commissions	3,242	877	12,557	3,202
Service charges	2,091	2,009	5,852	5,447
Securities gains, net	51	0	323	901
Mortgage banking revenues	582	368	1,167	939
ATM/debit card revenue	2,173	1,979	6,391	5,443
Other	1,467	1,107	4,311	2,915
Total non-interest income	12,917	7,919	41,144	23,767
Non-interest expense:
Salaries and employee benefits	14,497	11,600	46,636	32,851
Net occupancy and equipment expense	4,377	3,530	13,375	10,308
Net other real estate owned (income) expense	172	(61)	413	22
FDIC insurance	(87)	174	389	740
Amortization of intangible assets	1,373	838	4,552	2,059
Stationary and supplies	284	328	835	725
Legal and professional expense	1,215	1,071	3,713	3,925
Marketing and donations	523	468	1,458	1,253
Other	3,540	6,542	13,020	11,777
Total non-interest expense	25,894	24,490	84,391	63,660
Income before income taxes	15,490	10,965	47,747	35,360
Income taxes	3,820	2,731	11,780	8,699
Net income	$11,670	$8,234	$35,967	$26,661

Per Share Information
Basic earnings per common share	$0.70	$0.54	$2.16	$1.91
Diluted earnings per common share	0.70	0.54	2.15	1.90
Dividends per common share	$ -	$ -	$0.36	$0.34

Weighted average shares outstanding	16,684,395	15,290,539	16,677,932	13,982,389
Diluted weighted average shares outstanding	16,719,175	15,306,218	16,712,712	13,999,159

FIRST MID BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	For the Quarter Ended
	September 30	June 30,	March 31,	December 31,	September 30,
	2019	2019	2019	2018	2018
Interest income:
Interest and fees on loans	$31,976	$31,539	$32,104	$30,553	$28,850
Interest on investment securities	5,297	5,436	5,209	4,966	4,511
Interest on federal funds sold & other deposits	305	596	738	269	127
Total interest income	37,578	37,571	38,051	35,788	33,488
Interest expense:
Interest on deposits	5,174	4,940	4,378	3,422	2,217
Interest on securities sold under agreements to repurchase	196	215	260	134	72
Interest on other borrowings	691	697	723	834	707
Interest on subordinated debt	392	406	438	396	405
Total interest expense	6,453	6,258	5,799	4,786	3,401
Net interest income	31,125	31,313	32,252	31,002	30,087
Provision for loan losses	2,658	91	947	3,184	2,551
Net interest income after provision for loan	28,467	31,222	31,305	27,818	27,536
Non-interest income:
Wealth management revenues	3,311	3,587	3,645	3,540	1,579
Insurance commissions	3,242	3,760	5,555	2,390	877
Service charges	2,091	1,959	1,802	1,988	2,009
Securities gains, net	51	218	54	0	0
Mortgage banking revenues	582	346	239	266	368
ATM/debit card revenue	2,173	2,202	2,016	2,044	1,979
Other	1,467	1,516	1,328	1,419	1,107
Total non-interest income	12,917	13,588	14,639	11,647	7,919
Non-interest expense:
Salaries and employee benefits	14,497	15,565	16,574	13,952	11,600
Net occupancy and equipment expense	4,377	4,543	4,455	4,225	3,530
Net other real estate owned (income) expense	172	188	53	260	(61)
FDIC insurance	(87)	197	279	319	174
Amortization of intangible assets	1,373	1,823	1,356	1,156	838
Stationary and supplies	284	264	287	238	328
Legal and professional expense	1,215	1,304	1,194	1,318	1,071
Marketing and donations	523	481	454	541	468
Other	3,540	5,822	3,658	4,311	6,542
Total non-interest expense	25,894	30,187	28,310	26,320	24,490
Income before income taxes	15,490	14,623	17,634	13,145	10,965
Income taxes	3,820	3,642	4,318	3,206	2,731
Net income	$11,670	$10,981	$13,316	$9,939	$8,234

FIRST MID BANCSHARES, INC.
Consolidated Financial Highlights and Ratios
(Dollars in thousands, except per share data)
(Unaudited)
	As of and for the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2019	2019	2019	2018	2018

Loan Portfolio
Construction and land development	$68,821	$57,069	$49,179	$50,619	$91,355
Farm loans	229,715	229,924	236,864	231,700	191,724
1-4 Family residential properties	347,370	355,143	362,617	373,518	367,343
Multifamily residential properties	154,859	167,709	175,903	184,051	100,368
Commercial real estate	954,992	888,711	905,679	906,850	814,574
Loans secured by real estate	1,755,757	1,698,556	1,730,242	1,746,738	1,565,364
Agricultural loans	121,650	118,216	118,026	135,877	120,770
Commercial and industrial loans	543,937	530,405	550,853	557,011	540,387
Consumer loans	83,171	84,907	86,540	91,516	57,248
All other loans	119,043	114,459	111,333	113,377	116,391
Total loans	2,623,558	2,546,543	2,596,994	2,644,519	2,400,160

Deposit Portfolio
Non-interest bearing demand deposits	$596,518	$603,823	$628,944	$575,784	$493,935
Interest bearing demand deposits	899,763	844,931	828,144	903,426	749,396
Savings deposits	431,497	438,769	444,619	432,319	397,910
Money Market	435,517	473,160	483,867	485,388	481,799
Time deposits	625,630	651,807	660,639	591,769	528,357
Total deposits	2,988,925	3,012,490	3,046,213	2,988,686	2,651,397

Asset Quality
Non-performing loans	$24,203	$25,773	$25,988	$29,749	$27,925
Non-performing assets	28,645	29,380	29,857	32,344	30,065
Net charge-offs	2,276	436	432	834	757
Allowance for loan losses to non-performing loans	110.49%	102.27%	102.76%	88.03%	85.37%
Allowance for loan losses to total loans outstanding	1.02%	1.04%	1.03%	0.99%	0.99%
Nonperforming loans to total loans	0.92%	1.01%	1.00%	1.13%	1.16%
Nonperforming assets to total assets	0.75%	0.77%	0.77%	0.84%	0.90%

Common Share Data
Common shares outstanding	16,663,095	16,694,316	16,677,128	16,644,635	15,294,925
Book value per common share	$31.32	$30.49	$29.81	$28.57	$27.25
Tangible book value per common share	23.25	22.35	21.57	20.22	20.58
Market price of stock	34.62	34.92	33.32	31.92	40.33

Key Performance Ratios and Metrics
End of period earning assets	$3,444,775	$3,447,695	$3,539,175	$3,491,606	$3,081,929
Average earning assets	3,444,088	3,470,776	3,516,032	3,307,437	3,090,835
Average rate on average earning assets (tax equivalent)	4.39%	4.40%	4.44%	4.35%	4.35%
Average rate on cost of funds	0.79%	0.76%	0.70%	0.60%	0.46%
Net interest margin (tax equivalent)	3.60%	3.64%	3.74%	3.75%	3.89%
Return on average assets	1.22%	1.15%	1.38%	1.10%	0.98%
Return on average common equity	9.04%	8.80%	11.02%	8.99%	7.92%
Efficiency ratio (tax equivalent) [1]	54.69%	62.31%	56.77%	57.66%	61.56%
Full-time equivalent employees	830	826	832	818	686

[1] Represents non-interest expense divided by the sum of fully tax equivalent net interest income and non-interest income. Non-interest expense adjustments exclude foreclosed property expense and amortization of intangibles. Net-interest income includes tax equivalent adjustments and non-interest income excludes gains and losses on the sale of investment securities.
Note: Asset Quality metrics as of December 31, 2018 were adjusted to match the disclosures in the 10K, which exclude TDR's from the Soy Capital acquisition.

FIRST MID BANCSHARES, INC.
Net Interest Margin
(In thousands, unaudited)
	For the Quarter Ended September 2019
	QTD Average		Average
	Balance	Interest	Rate
INTEREST EARNING ASSETS
Interest bearing deposits	$33,991	$268	3.13%
Federal funds sold	921	4	1.72%
Certificates of deposits investments	5,685	33	2.30%
Investment Securities:
Taxable (total less municipals)	638,628	3,958	2.48%
Tax-exempt (Municipals)	186,962	1,695	3.63%
Loans (net of unearned income)	2,577,901	32,154	4.95%

Total interest earning assets	3,444,088	38,112	4.39%

NONEARNING ASSETS
Cash and due from banks	92,106
Premises and equipment	59,951
Other nonearning assets	248,392
Allowance for loan losses	(26,726)

Total assets	$3,817,811

INTEREST BEARING LIABILITIES
Demand deposits	$1,291,555	$1,803	0.55%
Savings deposits	436,002	156	0.14%
Time deposits	646,346	3,215	1.97%
Total interest bearing deposits	2,373,903	5,174	0.86%
Repurchase agreements	150,026	196	0.52%
FHLB advances	105,784	683	2.56%
Federal funds purchased	1,247	8	2.55%
Subordinated debt	29,098	392	5.34%
Other borrowings	0	0	0.00%
Total borrowings	286,155	1,279	1.77%
Total interest bearing liabilities	2,660,058	6,453	0.96%

NONINTEREST BEARING LIABILITIES
Demand deposits	597,524	Average cost of funds	0.79%
Other liabilities	44,126
Stockholders' equity	516,103

Total liabilities & stockholders' equity	$3,817,811

Net Interest Earnings / Spread		$31,659	3.43%

Impact of Non-Interest Bearing Funds			0.17%

Tax effected yield on interest earning assets			3.60%

FIRST MID BANCSHARES, INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, unaudited)

	As of and for the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2019	2019	2019	2018	2018

Net interest income as reported	$31,125	$31,313	$32,252	$31,002	$30,087
Net interest income, (tax equivalent)	31,659	31,850	32,800	31,546	30,604
Average earning assets	3,444,088	3,470,776	3,516,032	3,307,437	3,090,835
Net interest margin (tax equivalent) [1]	3.60%	3.64%	3.74%	3.75%	3.89%

Common stockholder's equity	$521,959	$508,958	$497,152	$475,864	$416,833
Goodwill and intangibles, net	134,461	135,762	137,461	139,097	102,014
Common shares outstanding	16,663	16,695	16,677	16,645	15,295
Tangible Book Value per common share	$23.25	$22.35	$21.57	$20.22	$20.58

Common equity tier 1 capital	$391,429	$379,581	$372,731	$357,690	$335,552
Risk weighted assets	2,923,245	2,935,236	2,964,638	3,030,259	2,662,706
Common equity tier 1 capital to risk weighted assets [2]	13.39%	12.93%	12.57%	11.80%	12.60%

[1] Annualized and calculated on a tax equivalent basis where interest earned on tax-exempt securities and loans is adjusted to an amount comparable to interest subject to normal income taxes assuming a federal tax rate of 21% and includes the impact of non-interest bearing funds.

[2] Defined as total common equity adjusted for gains/(losses) less goodwill and intangibles divided by risk weighted assets as of period end.